Exhibit 10.17
AMENDMENT TO
EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”), dated as of February 9, 2016 (the “Effective Date”), is made by and between Windstream Holdings, Inc., a Delaware corporation (“Windstream”) and Anthony W. Thomas (“Executive”).
WHEREAS, Windstream and Executive are parties to an employment agreement dated as of December 11, 2014 (the “Employment Agreement”);
WHEREAS, prior to the Effective Date, the Company has granted equity awards with double trigger vesting provisions to Executive under the Windstream Amended and Restated 2006 Equity Incentive Plan (the “Equity Incentive Plan”); and
WHEREAS, as a condition of making equity grants with double trigger vesting provisions on and after the Effective Date, the Compensation Committee of the Board of Directors of Windstream has determined that Executive shall enter into this Amendment to increase the non-compete period contained in the Employment Agreement from one year to two years.
NOW, THEREFORE, in consideration of the promises and mutual agreements herein contained and Windstream’s grant of equity awards to Executive with double trigger vesting provisions under the Equity Incentive Plan on and after the Effective Date, Windstream and Executive agree as follows:
1.    Section 1.12 of the Employment Agreement is hereby superseded and replaced in its entirety as set forth below:
“1.12 “Non-Interference/Assistance Period” shall mean the period commencing with the Termination Date and ending on the second anniversary of the Termination Date.”
2.    Except as explicitly set forth herein, the Employment Agreement will remain in full force and effect.

WINDSTREAM HOLDINGS, INC.

By: /s/ John P. Fletcher
John P. Fletcher, Executive Vice President & General Counsel

EXECUTIVE

/s/ Anthony W. Thomas